EXHIBIT 99.1

3G Capital Completes Acquisition of Skechers

LOS ANGELES & NEW YORK – September 12 – Skechers U.S.A., Inc., a Fortune 500 company and the third largest footwear company in the world, and 3G Capital today announced that 3G Capital has completed its acquisition of Skechers. The acquisition was announced on May 5, 2025.

As a result of the completion of the transaction, Skechers’ shares will no longer trade on the NYSE at NYSE:SKX as of September 12.

The Company will continue to be led by its executive management team, including Chief Executive Officer Robert Greenberg and President Michael Greenberg.

About Skechers U.S.A., Inc.

Skechers, The Comfort Technology Company® based in Southern California, designs, develops and markets a diverse range of lifestyle and performance footwear, apparel and accessories for men, women and children. The Company’s collections are available in approximately 180 countries and territories through department and specialty stores, and direct to consumers through skechers.com, and approximately 5,300 Skechers retail stores. A Fortune 500® company, Skechers manages its international business through a network of wholly-owned subsidiaries, joint venture partners, and distributors. For more information, please visit about.skechers.com and follow us on Facebook, Instagram and TikTok.

About 3G Capital

3G Capital is a global investment firm and private partnership built on an owner-operator approach to investing over a long-term horizon. For decades, 3G partners have teamed with world-class management and founding families to acquire iconic businesses, unlocking durable growth and enduring value. Founded in 2004, 3G Capital is led by Alex Behring, Co-Founder and Co-Managing Partner, and Daniel Schwartz, Co-Managing Partner.

Contacts

Steve Lipin / Felipe Ucrós

Gladstone Place Partners

(212) 230-5930

Jennifer Clay
Skechers

jennc@skechers.com